Exhibit 99.(h)(1)

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

American Beacon Institutional Funds Trust

AND

STATE STREET BANK AND TRUST COMPANY

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TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 22nd day of March 2017, by and between American Beacon Institutional Funds Trust (the “Fund”), a Delaware statutory trust having its principal office and place of business at 220 East Las Colinas Boulevard, Suite 1200, Inving, Texas 75039, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 1 Lincoln Street, Boston, Massachusetts 02111 (the “Transfer Agent").

WHEREAS, the Fund intends to initially offer shares of beneficial interests (“Shares”) in one or more series, each as named on the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 17 of this Agreement, being herein referred to as a “Portfolio” and collectively as the “Portfolios”);

WHEREAS, the Fund intends to offer Shares of the Portfolios to qualified investors (“Qualified Purchasers(s)”) as described in the Private Placement Memorandum of the Fund (“Memorandum”);

WHEREAS, it is intended that the sale of Shares will be exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Portfolio’s authorized and issued Shares, dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Portfolio (“Shareholders”), and set out in the currently effective Memorandum. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Fund, (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a) Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

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(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund as identified by the Fund (the “Custodian”);

(c) Pursuant to such purchase orders, record the appropriate number of Shares and book such Shares in the appropriate Shareholder account;

(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e) In respect to items (b), (c) and (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund;

(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

(i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(j) Record the issuance of Shares of the Portfolios and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(k) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders. E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

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(l) Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Portfolio dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to the Fund hereunder, the Transfer Agent may receive compensation for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts;

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a) Other Customary Services. (i) perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; preparing Shareholder meeting lists, arranging for mailing of Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information; and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State and report such data to the Fund or its designee.

(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report to the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c) “Blue Sky” Reporting. The Fund or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Portfolios are registered or exempt, and the number of Shares of each Portfolio registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Fund or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for the Fund's blue sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the administrator for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the administrator for monitoring as provided in 1.2(a) above;

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(d) National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent; (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Portfolio’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e) Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on a Portfolio's behalf.

(f) Anti-Money Laundering (“AML”) Delegation. In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (the “AML Procedures”). The Fund elects to have the Transfer Agent implement the AML Procedures and delegates the day-to-day operation of such AML Procedures to the Transfer Agent, as set forth in the letter to William Quinn dated September 24, 2002 from Joseph L. Hooley, and an amendment dated July 18, 2003 replacing Exhibit A, which together reflect the agreement between the Transfer Agent and the American Beacon Funds and American Beacon Select Funds (“ABA Funds”) regarding the AML services to be provided, as such agreement may be amended from time to time by a written agreement between the parties. In consideration of the performance of the AML Procedures by the Transfer Agent, the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such AML Procedures.

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(g) Call Center Services. Upon request of the Fund, answer telephone inquiries from 8:00 a.m. to 5:00 p.m., Central Time, each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reimbursable expenses that may be associated with these additional duties; and

(h) Escheatment, Orders, Etc. If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).

1.3	Tax-related Support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing information tax reporting on U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion. The Transfer Agent’s responsibilities hereunder shall not extend to or include duties and responsibilities of a “tax return preparer” as defined in the Code. The Fund will provide instructions to the Transfer Agent in connection with the services and shall promptly respond to requests for direction from the Transfer Agent regarding IRS notices and other requests

2.	Exception Services

2.1	Transactions identified under Sections 1 of this Agreement shall be deemed exception services (“Exception Services”), which must be mutually agreed upon in advance, when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agent’s recordkeeping system; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agent’s recordkeeping system than is normally required.

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3.	Fees and Expenses

3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and charges as set forth in the attached fee schedule (“Schedule 3.1”). Such other fees and charges identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

3.2	Other Fees and Charges. In addition to the fees paid under Section 3.1 above, the Fund agrees to pay the Transfer Agent for certain other fees and charges, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, COOL, data communications equipment, computer hardware, DST disaster recovery charge, print vendor products and services, escheatment, express mail and delivery services, FDIC deposit insurance account charges, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, microfiche, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, TIN certification (W-8 & W-9), year-end processing and other fees, charges or expenses incurred at the direction of the Fund or with advance written notice to the Fund.

3.3	Increases. The fees and charges set forth on Schedule 3.1 may be increased (i) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent’s ongoing costs to provide the affected service or function by five percent (5%) or more; or (ii) in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system. If the Transfer Agent notifies the Fund of an increase in fees or charges pursuant to subparagraph (i) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or new fund features. If the Transfer Agent notified the Fund of an increase in fees under subparagraph (ii) of this Section 3.3, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

3.4	Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.5	Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

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3.6	Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1	It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

4.4	It is in material compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

4.5	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.6	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.7	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.	Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

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5.1	It is a business trust or duly organized and existing and in good standing under the laws of the state of Delaware.

5.2	It is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	Prior to the date that services commence under this Agreement, the Fund will be registered under the 1940 Act and will remain so registered during the term of this Agreement.

5.5	A registration statement under the Securities Act of 1933, as amended, is not required.

6.	Data Access and Proprietary Information

6.1	The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund 's ability to access certain Fund -related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 9.4 below) or the confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a) Use such programs and databases (i) solely on the Fund’s or such agent’s computers, (ii) solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

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(d) Refrain from causing or allowing Confidential Information, as defined in subparagraph (b) of Section 9.2 below, transmitted from the Transfer Agent’s computer to the Fund’s or such agent’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Fund or such agent to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

6.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

6.3	If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

6.4	If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

6.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6. The obligations of this Section shall survive any earlier termination of this Agreement.

6.6	DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. For the avoidance of doubt, nothing in this Section 6.6 shall modify the Transfer Agent’s standard of care under this Agreement.

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7.	Indemnification

7.1	The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or its affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Fund’s lack of good faith, negligence or willful misconduct;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Fund after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of legal counsel that are obtained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e) The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;

(f) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent; or

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(g) Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

7.2	The Transfer Agent shall indemnify and hold the Fund harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or attributable to any action or failure or omission to act by the Transfer Agent to act as a result of the Transfer Agent’s lack of good faith, negligence or willful misconduct in the performance of its services hereunder.

7.3	In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 8 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2 herein, but shall take into consideration and make allowances for the manual processing and non-standard work involved in Exception Services.

9.	Confidentiality

9.1	The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

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9.2	For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Fund: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Fund, or any other secret or confidential information whatsoever of the Fund; and (ii) all information that the Fund is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the Transfer Agent’s Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent’s business, operations or systems (or to the business, systems or operations of the Transfer Agent’s affiliates.

9.3	The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the receiving party without the use of any information provided by the disclosing party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the disclosing party or its agents direct the Transfer Agent or its agents to employ, or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. With respect to any disclosure by the Transfer Agent pursuant to (c) above, the Transfer Agent shall make reasonable efforts to provide the Fund with reasonable notice prior to any such disclosure unless prohibited from doing so by law, rule, regulation or regulatory authority.

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9.4	For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s Shareholders, prospective shareholders and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”). This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information.

9.5	The Transfer Agent will use the Confidential Information, including Customer Information, only in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Transfer Agent or any of its affiliates and (ii) to manage the business of the Transfer Agent and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Such information shall be used in compliance with all applicable federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as such is applicable to its transfer agency business.

9.6	In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

10.	Covenants of the Fund and the Transfer Agent

10.1	The Fund shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the organizational documents of the Fund and all amendments thereto.

10.2	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

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10.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable in accordance with its record retention policies and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940. The Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and rules, and will be surrendered promptly to the Fund on and in accordance with its request. The Fund and any authorized person thereof shall have access to such books and records in the possession or under control of Transfer Agent at all times during the Transfer Agent’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records in the possession or under the control of the Transfer Agent shall be provided by Transfer Agent to the Fund or any authorized person thereof Records maintained by the Transfer Agent on behalf of the Fund shall be made available for examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.

10.4	Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund. Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

10.5	Reports. The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 or such other report as may be implemented by applicable accounting or regulatory authority in lieu thereof (the “SOC 1 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonably request.

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10.6	Information Security. The Transfer Agent maintains and will continue to maintain throughout the term of this Agreement at each service location physical and information security and data protection safeguards against the destruction, loss, unauthorized access, unauthorized use theft or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent to the extent required by applicable laws, rules and regulations, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements, including those under the GLB Act and the Mass Privacy Act, to the extent applicable to its business. The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund’s Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar violations.

10.7	Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan. The Transfer Agent shall take commercially reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, communication disruption or other impossibility of performance beyond the Transfer Agent’s control. The Transfer Agent shall maintain at a location other than its normal location appropriate redundant facilities for operational back up in the event of a power failure, disaster or other interruption. The Transfer Agent shall continuously back up Fund records, and shall store the back up in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the Fund records, will be maintained intact and will enable the Transfer Agent to perform under this Agreement.

10.8	Insurance. The Transfer Agent shall maintain insurance coverage including, without limitation, a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors’ and officers’ errors and omissions coverage and cybersecurity coverage at commercially reasonable levels appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, the Transfer Agent shall provide evidence that coverage is in place. The Transfer Agent shall notify the Fund should such insurance coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. The Transfer Agent shall notify the Fund of any material claims against it with respect to the services provided under this Agreement to the Fund, whether or not they may be covered by insurance, and shall notify the Fund should the total outstanding claims made by the Transfer Agent under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

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10.9	Compliance with Laws. Transfer Agent and Fund shall each comply in all material respects with all state and federal laws applicable to the performance of respective duties, obligations, and services under this Agreement.

11.	Termination of Agreement

11.1	Unless otherwise provided in this Agreement, this Agreement may be terminated by either party upon ninety (90) days written notice to the other.

11.2	Should the Fund exercise its right to terminate, reasonable out-of-pocket expenses associated with the movement of records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund (the “Deconversion”) will be borne by the Fund on behalf of the applicable Portfolio(s). Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such Deconversion.

11.3	In the event of termination of this Agreement, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination and (ii) which thereafter accrue for the period through and including the date of the Deconversion.

11.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

11.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

11.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

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11.7	Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

12.	Assignment and Third Party Beneficiaries

12.1	Except as provided in Section 13.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

12.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 13.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	Subcontractors

13.1	The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc. a Massachusetts corporation (“Boston Financial”) which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act, as amended, (ii) a Boston Financial subsidiary duly registered as a transfer agent, or, (iii) a Boston Financial affiliate duly registered as a transfer agent, provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of the entities contemplated by clause (i), (ii), (iii) in this Section 5.1 as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. The Transfer Agent may provide the services hereunder from service locations within or outside of the United States.

13.2	For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

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13.3	The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

13.4	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc.

14.	Site Visits and Inspections; Regulatory Examinations

During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than once a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. Such inspections shall not involve any direct access to the Transfer Agent or its affiliates’ systems nor the performance of any testing thereon. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.

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15.	Additional Portfolios

If the Fund establishes one or more series in addition to the Portfolios listed on the attached Schedule A, with respect to which the Fund desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series shall become a Portfolio hereunder.

16.	Miscellaneous

16.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

16.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality, data use and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

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16.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:
State Street Bank and Trust Company
1 Lincoln Street
Boston, MA 02111
Attention: Legal Department

With a copy to:
State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
2000 Crown Colony Drive
Quincy, MA 02169
Attention: Legal Department

(b)	If to the Funds, to:
220 East Las Colinas Blvd.
Suite 1200
Irving, Texas 75039
Attention: Terri McKinney

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17.	Limitations of Liability of the Trustees and Shareholders

A copy of the trust instrument is on file with the Secretary of the State of the state of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

18.	Separate Liability of Portfolios

Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Portfolio of the Fund are separate and distinct from the assets and liabilities of each other Portfolio and that no Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio, whether arising under the Agreement or otherwise.

Signature page to follow

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST	STATE STREET BANK AND TRUST COMPANY

By: /s/ Terri McKinney	By: /s/ Andrew Erickson

Name: Terri McKinney	Name: Andrew Erickson

Title: Vice President	Title: Executive Vice President

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SCHEDULE 3.1

FEES AND EXPENSES

Effective Date: March 22, 2016 through December 31, 2020

Fee Information for Services as Plan, Transfer and Dividend Disbursing Agent

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees:

Non-Networked Account Fee	(per open account within a fund)	$9.00 per year
Networked Account Fee	(per open account within a fund)	$3.00 per year
Trust Account Fee	(per open account within a fund)	$4.50 per year

Basis Points Fees:

Basis Points $0 - $5,000,000,000 (All Trusts)	0.275 Basis Points
Basis Points $5,000,000,001 - $10,000,000,000 (All Trusts)	0.235 Basis Points
Basis Points $10,000,000,001 - $15,000,000,000 (All Trusts)	0.180 Basis Points
Basis Points $15,000,000,001 - $25,000,000,000 (All Trusts)	0.115 Basis Points
Basis Points $25,000,000,001 - $35,000,000,000 (All Trusts)	0.060 Basis Points
Basis Points $35,000,000,001 – Thereafter (All Trusts)	0.030 Basis Points

Other Account Fees

Closed Account Charge	$1.00 per year
AML – Non-Networked Account Serviced	$0.40 per year
AML – Networked Accounts Serviced	$0.25 per year
Fiduciary Account Maintenance Fee	$15.00 per SSN/plan

Regulatory and Compliance Fees:
Regulatory Compliance Minimum (per year)	$2,400.00 per year

Compliance Plus Fee

Between 1 – 10,000 Direct Accounts	$25,000 per year
Between 10,001 – 25,000 Direct Accounts	$50,000 per year
25,001 or more Direct Accounts	$75,000 per year

Fund Implementation Fees:	$1,500.00 per CUSIP

Other Charges:

In accordance with Section 3.2 of the Agreement.

Signature page to follow

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST	STATE STREET BANK AND TRUST COMPANY

By: /s/ Terri McKinney	By: /s/ Andrew Erickson

Name: Terri McKinney	Name: Andrew Erickson

Title: Vice President	Title: Executive Vice President